Exhibit 99.1

GeoVax Reports 2012 Third Quarter Financial Results

ATLANTA, GA, November 14, 2012 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing vaccines to prevent and treat HIV/AIDS, announced its financial results for the nine months ended September 30, 2012 and provided a business update.

GeoVax’s President and CEO Robert McNally, Ph.D., commented, “The third quarter of 2012 was very active for GeoVax as it marked the completion of the Phase 2a trial (HVTN 205) of our preventive HIV/AIDS vaccine.  Results of this trial were presented in September by the HIV Vaccine Trials Network (HVTN) at the AIDS Vaccine 2012 Conference in Boston.  HVTN 205 confirmed our Phase 1 results, with our vaccines demonstrating an excellent safety profile and reproducible T cell and antibody immune responses.  We expect publication of the full study results in the near future.  The stage is now set for a Phase 2b efficacy trial, to commence after completion of the ongoing Phase 1 trial testing the safety of our second-generation product that co-expresses HIV proteins and granulocyte-macrophage colony-stimulating factor (GM-CSF) in the DNA prime.”

Dr. McNally continued, “With regard to the use of our vaccines for therapeutic treatment of individuals already infected with HIV, patient recruitment for our Phase 1/2 ‘treatment interruption’ clinical trial is on track for full enrollment by the end of 2012.  We are also planning a Phase 1 trial to investigate the use of our vaccine in combination with standard-of-care drug therapy in HIV-positive young adults; we expect this trial to commence in early 2013 with sponsorship by the International Maternal Pediatric Adolescent AIDS Clinical Trial Group (IMPAACT) and with financial support from the National Institutes of Health (NIH).”

“Additionally,” Dr. McNally said, “We received a $1.9 million funding commitment from the NIH to begin the extension of our vaccine technology to cover clade C infections, the HIV subtype most prevalent in the developing world.”

David Dodd, GeoVax’s Chairman of the Board, remarked, “We are pleased that GeoVax continues to progress with the most promising vaccine candidates for preventing and treating HIV/AIDS.  To date, our vaccines provide the strongest evidence of potential success in this global challenge to public health.  As a result, GeoVax’s success, progress and leadership in this field are increasingly recognized throughout the scientific and life sciences business communities.”

Financial Review

GeoVax reported a net loss of $296,779 ($0.02 per share) for the three months ended September 30, 2012, compared to $375,852 ($0.02 per share) for the same period in 2011. For the nine months ended September 30, 2012, the Company’s net loss was $1,525,055 ($0.09 per share) as compared to $1,193,478 ($0.08 per share) in 2011.

The Company reported revenues of $638,000 and $2,197,761 for the three-month and nine-month periods of 2012, respectively, related to its grants from the NIH. As of September 30, 2012, there is approximately $3.7 million in unused grant funds remaining and available for use.

Research and development (R&D) expenses were $601,690 and $2,386,460 for the three-month and nine- month periods of 2012, respectively. R&D expenses include direct costs funded by GeoVax’s Integrated Preclinical/Clinical AIDS Vaccine Development Program (IPCAVD) grant, as well as vaccine manufacturing costs and expenses related to the Phase 1/2 clinical trial of the Company’s therapeutic vaccine being sponsored by GeoVax. Costs associated with the Phase 2a clinical trial of GeoVax’s preventative HIV vaccine and the Phase 1 trial of the adjuvanted vaccine, being conducted by the HVTN, are funded directly by the NIH and are not reflected in GeoVax’s financial statements.  General and administrative (G&A) expenses were $334,166 and $1,339,300 for the three-month and nine-month periods of 2012, respectively.

MORE

GeoVax, Inc.
Add 1

GeoVax reported cash balances of $1,583,819 at September 30, 2012. Summarized financial information is presented below. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax’s Technology

GeoVax’s unique two-component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV T cell and anti-HIV antibody immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce noninfectious virus-like-particles. GeoVax’s vaccines are unique in expressing virus-like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. In GeoVax’s second-generation vaccine, the DNA prime co-expresses GM-CSF with the virus-like particles, delivering a normal human protein that stimulates immune responses to the site of vaccination. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as the vaccines’ safety.

About HIV/AIDS

AIDS is an epidemic that can affect anyone, regardless of race, gender, age or sexual orientation. There are 33 million people currently infected globally and it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 9½ minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve subtypes AG, B and C. GeoVax vaccines are currently designed to function against clade B.

For more information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Dian Griesel Inc.
Dillon Heins, Investor Relations
Susan Forman or Laura Radocaj, Public Relations
(212) 825-3210

MORE

GeoVax, Inc.
Add 2

GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Grant Revenue	$638	$1,297	$2,198	$3,943

Operating expenses:
Research and development	602	1,090	2,387	3,314
General and administrative	334	583	1,339	1,824
	936	1,673	3,726	5,138

Other income:
Interest income	1	-	3	2
	1	-	3	2

Net loss	$(297)	$(376)	$(1,525)	$(1,193)

Loss per common share	$(0.02)	$(0.02)	$(0.09)	$(0.08)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)

	Sep. 30, 2012	Dec. 31, 2011
Assets:
Cash and cash equivalents	$1,584	$1,168
Other current assets	295	250
Total current assets	1,879	1,418

Property, net	121	176
Other assets	36	51
Total assets	$2,036	$1,645

Liabilities and stockholders’ equity
Current liabilities	$338	$941
Stockholders’ equity	1,698	704
Total liabilities and stockholders’ equity	$2,036	$1,645

Shares Outstanding	18,733	16,443

###